Exhibit 10.1

CONTRACT

June 1, 2010:

Gentlemen:

The purpose of this CONTRACT ("contract") is to outline the terms pursuant to which Brand Neue Corporation ("Brand Neue") will operate as the sole distributor for Luma Vue, Inc. ("Luma Vue").  The terms of such transactions include the following:

Distribution Agreement

1.	Relationship:
Luma Vue shall grant Brand Neue the exclusive sales and distribution rights for all Luma Vue products in the United States of America.  Luma Vue shall supply its products to Brand Neue in quantities necessary to fulfill purchase orders entered into by Brand Neue with end users and accepted by Luma Vue.

Luma Vue reserves the right to refer customers to Brand Neue and negotiate purchase orders on behalf of Brand Neue for such customers.  Brand Neue reserves the right, in its sole discretion, to accept or reject the creditworthiness of the purchaser and the payment terms of such purchase order.

2.	Purchase Order
Purchase orders shall be negotiated and entered into directly with Brand Neue and each customer.  Once a purchase order is entered into, Brand Neue shall submit such purchase order to Luma Vue and Luma Vue shall have the right, in its sole discretion, to accept or reject such purchase order.

Luma Vue and Brand Neue will review potential purchase orders on a case by case basis, and they shall split 50/50 any profit over and above Luma Vue's quoted price to Brand Neue for the products.

Luma Vue shall pay all manufacturing costs for products from its manufacturer, and Brand Neue shall have no obligation for such costs.  Customers shall pay all shipping and warehouse charges.

3.	Current Accounts:
Luma Vue shall transfer to Brand Neue and Brand Neue shall accept all current accounts of Luma Vue in North America.  Brand Neue shall continue to maintain such accounts going forward.

All previous 3rd party relationships arranged by Luma Vue will continue under the Distribution Agreement.  A master list of accounts and sales will be coordinated and communicated between Luma Vue and Brand Neue.

Commission employees will continue to be paid under Luma Vue contracts by Brand Neue and Luma Vue shall have no obligation for such commissions.

Once Luma Vue provides notice to Brand Neue that it has accepted a purchase order and confirmed with its manufacturer that the manufacturer will timely manufacture the product, Luma Vue will receive ninety-two percent (92%) of the total price reflected on such purchase order.  Brand Neue shall retain the remaining eight percent (8%) of the total price reflected on such purchase order.

4.		Brand Neue shall provide to Luma Vue a six-month forecast of sales of Luma Vue products and shall be obligated to update such forecast on a quarterly basis for the term of the Distribution Agreement.

5.	Representations and Warranties:	Brand Neue and Luma Vue shall make representations and warranties customary for a distribution agreement.

6.	Covenants:
Brand Neue shall use good faith efforts to solicit sales of Luma Vue products.  Brand Neue shall designate certain of its sales personnel as sellers of Luma Vue products.

Luma Vue shall use its good faith efforts to cause its manufacturer to ship Luma Vue products on or before the date requested by Brand Neue in its purchase order.

7.	Term/ Termination
The initial term of the Distribution Agreement shall be for one (1) : year (the "Initial Term").  The term shall automatically renew for additional one (1) year terms.  After the Initial Term, either party shall have the right to terminate the contract, with just cause, upon ninety (90) days prior written notice to the other.

8.	Amount:	Brand Neue shall provide a line of credit in the amount of $500,000 drawn on purchase orders to be used for Luma Vue products/inventory needs directly related to purchase orders.

9.	Security Interest:	The line of credit shall at all times be secured by a first lien on the inventory of Luma Vue, and the Luma Vue products financed by such line of credit.

10.	Maintenance Costs:	Brand Neue shall be responsible for all costs of financing and maintaining the $500,000 line of credit.

11.	Repayment:
Luma Vue shall repay outstanding debt under the line of credit for the cost of goods sold as sales proceeds are received per purchase order for products financed under the line of credit.  Brand Neue shall promptly receive reports of (a) any use of the line of credit identifying the products purchased with proceeds of the line of credit, and (b) all repayments as sales proceeds are received.

12.	Purchase of Inventory:
Upon entry into this contract, Brand Neue shall purchase $250,000 of Luma Vue current inventory selected by Brand Neue.

The terms of payment shall be:

$200,000 as of signing date.

$50,000 7 business days from signing date.

Accepted by:

LUMA VUE, INC.

By:
Print Name:
Title:

BRAND NEUE CORPORATION

By:
Print Name:
Title: